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                                                                  EXHIBIT 10.12

                                ENDORSEMENT AGREEMENT

       This Endorsement Agreement is made and entered into this first (1st) day of January, 1996, by and between Teardrop Putter Corporation having its principal office at 207 WatersEdge, Shelter Cove, Hilton Head Island, South Carolina 29928 (hereinafter referred to as "TPC"), and Consolidated Artists Inc., Sommerville House, Phillips Street, St. Helier, Jersey JE1 1DE, Channel Islands, British Isles (hereinafter referred to as "Consolidated Artists").

                                     WITNESSETH:

    WHEREAS, Brett Ogle (hereinafter referred to as "Ogle") is recognized and widely known throughout the world as an expert golfer; and

    WHEREAS, Ogle's name, by virtue of his ability and extensive experience, has acquired a secondary meaning in the mind of the purchasing public important to the advertisement, promotion and sale of golf putters; and

    WHEREAS, TPC is engaged in the manufacture, distribution and sale of golf putters, and is desirous of acquiring the exclusive right to utilize Ogle's name in connection with the advertisement, promotion and sale of the Teardrop Putter; and

    WHEREAS, Consolidated Artists holds all rights to and in Ogle's name and endorsement for purposes of this Agreement; and

    WHEREAS, Consolidated Artists being exclusively entitled to such rights within the Contract Territory (as hereinafter defined)

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has agreed to authorize such use upon the terms and conditions hereinafter contained;

    NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein set forth and for other good and valuable consideration, it is agreed as follows:

    1. DEFINITIONS: As used herein, the terms set forth below shall be defined as follows:

         (a) "Ogle Endorsement" shall mean the name, likeness, photograph, and endorsement of Ogle.

         (b) "Endorsed Product" shall mean a putter manufactured, distributed, promoted, advertised and sold by TPC bearing the "Teardrop Putter" name and/or logo.

         (c)  "Contract Territory" shall mean the entire world.

         (d) "Contract Period" shall mean that period of time commencing January 1, 1996, and concluding December 31, 1998, unless sooner terminated in accordance with the terms and conditions hereof.

         (e) "Contract Year" shall mean that twelve (12)month period of time commencing each first (1st) day of January throughout the Contract Period.

         (f) "Major Tournament" shall mean any of the following tournaments: the Masters, the U.S. Open, the British Open and the PGA Championship.



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         (g)  "PGA Tour Tournament" shall mean PGA Tour tournaments, excluding the Major Tournaments.

         (h) "International Tournament" shall mean European PGA Tour tournaments (excluding the British Open),Japan PGA Tour tournaments and Australian PGA Tour tournaments.

    2. OGLE TO USE ENDORSED PRODUCT. Consolidated Artists agrees to cause Ogle to use the Endorsed Product during the Contract Period and throughout the Contract Territory whenever he is playing competitive golf or otherwise participating in golf clinics and outings.

    3. GRANT OF ENDORSEMENT RIGHTS. Subject to the terms and conditions set forth herein, Consolidated Artists grants to TPC the exclusive right and license, within the Contract Territory and during the Contract Period, to use the Ogle Endorsement in connection with the manufacture, distribution, advertisement, promotion and sale of the Endorsed Product.

    4. CLOTHING IDENTIFICATION. Consolidated Artists agrees to cause Ogle to wear a patch and/or an embroidered non-patch bearing the Teardrop name and/or logo on the right chest, left sleeve, and back of his golf shirt and/or sweater (near the collar) and/or rain gear whenever he is playing competitive golf, participating in golf clinics and outings or otherwise engaging in golf promotional activities during the Contract Period and throughout the Contract Territory. The expenses for the clothing and placement of the


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patch and/or embroidered non-patch shall be borne by TPC. TPC agrees to supply
Consolidated Artists or its designee with adequate quantities of said patch and embroidered non-patch at no charge to Consolidated Artists.

    5. RETENTION OF ENDORSEMENT RIGHTS. Subject to the provisions of Paragraphs 2, 3 and 4 above, TPC agrees that Consolidated Artists shall retain all rights in and to the Ogle Endorsement and shall not be prevented from using or permitting or licensing others to use his name or endorsement in connection with the promotion, advertisement, or sale of any product or service other than a golf putter in the Contract Territory during the Contract Period. TPC further agrees that upon the termination of this Endorsement Agreement for any cause whatsoever, it will cease using the Ogle Endorsement, the name "Brett Ogle," or any facsimile thereof, for any promotional or advertising purposes; provided, however, that TPC shall have the right to use the Ogle Endorsement in advertisements for ad space purchased by TPC prior to the termination of this Agreement for a period of up to six (6) months following such termination. In this connection, TPC shall provide Consolidated Artists with a list of such previously purchased ad space within seven (7) days of the effective date of termination and all such advertisements released after the effective date of termination shall be subject to Consolidated Artists' prior approval pursuant to the terms of Paragraph 7 below.

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    6.    PHOTOGRAPH SHOOTS; PERSONAL APPEARANCES. Consolidated Artists
agrees, if requested by TPC, to make Ogle available for one (1) day on behalf of TPC in each Contract Year during the Contract Period at times and places mutually convenient to Ogle and TPC for the purpose of taking still photographs for the preparation and production of advertising and promotional materials. TPC agrees that such photograph shoots shall not exceed five (5) hours each in duration. Further, Consolidated Artists agrees, if requested by TPC, to make Ogle available for two (2) personal appearance days on behalf of TPC in each Contract Year during the Contract Period at times and places mutually convenient to Ogle and TPC. Such personal appearances shall be limited to one (1) day and shall not exceed five (5) hours each in duration. In addition, TPC agrees to pay all reasonable and necessary expenses (including first class travel, hotel accommodations and meal expenses) incurred by Consolidated Artists in connection with such photograph shoots and personal appearances.

    7. PROMOTIONAL AND ADVERTISING MATERIALS. TPC agrees to provide Consolidated Artists and its representative, Advantage International Management, Inc. ("Advantage"), with a copy of all advertising and promotional materials which will use or show the Ogle Endorsement for their approval. Such promotional or advertising materials shall be delivered to Advantage at least fourteen (14) days prior to their release to the general public, and TPC agrees that the same shall not be released without the


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prior written approval of Advantage. Advantage agrees that it will not unreasonably disapprove or reject promotional or advertising materials hereunder, and that Advantage's failure to disapprove such materials within fourteen (14) days of receipt shall be deemed to be approval. In addition, TPC agrees to provide Consolidated Artists with complimentary duplicates of all promotional and/or advertising materials featuring Ogle or the Ogle Endorsement.

    8. RETAINER FEE. In consideration of the rights and benefits granted to TPC hereunder, TPC agrees to pay Consolidated Artists on behalf of Ogle a retainer fee in each Contract Year during the Contract Period ("Retainer Fee") in accordance with the following schedule:

CONTRACT YEAR                          RETAINER FEE

First (1st) Contract Year              Fifty-Five Thousand U.S.
(Jan. 1, 1996-Dec. 31, 1996)           Dollars ($55,000)

Second (2nd) Contract Year             Seventy Thousand U.S.
(Jan. 1, 1997-Dec. 31, 1997)           Dollars (70,000)

Third (3rd) Contract Year              Ninety Thousand U.S.
(Jan. 1, 1998-Dec. 31, 1998)           Dollars ($90,000)

Said Retainer Fee shall be paid in four (4) equal installments on or before the first (1st) day of February, May, August and November in each Contract Year.

    9. TOURNAMENT BONUSES. In addition to the Retainer Fee set forth in Paragraph 8 above, TPC agrees to pay Consolidated Artists on behalf of Ogle the following tournament bonuses for Ogle's

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tournament performances during the Contract Period (the "Tournament Bonus or
Bonuses"):

    (a) Sixty Thousand U.S. Dollars ($60,000), each time Ogle wins a Major Tournament; and

    (b) Twenty Thousand U.S. Dollars ($20,000), each time Ogle wins a network televised US PGA Tour Tournament; and


    (c) Ten Thousand U.S. Dollars ($10,000) each time Ogle wins a cable televised US PGA Tour Tournament; and

    (d) Seven Thousand Five Hundred U.S. Dollars ($7,500) each time Ogle wins a Golf Channel televised US PGA Tour Tournament or a Golf Channel televised International Tournament; and

    (e) Five Thousand U.S. Dollars ($5,000) each time Ogle wins an International Tournament not televised by Golf Channel or a non-televised US PGA Tour Tournament.

TPC shall pay any Tournament Bonuses due Consolidated Artists for a Major Tournament win within sixty (60) days following TPC's receipt of an invoice from Consolidated Artists or Advantage and any Tournament Bonuses due Consolidated Artists for a network televised US PGA Tour Tournament win shall be paid within forty-five (45) days following TPC's receipt of an invoice from Consolidated Artists or Advantage. All other Tournament Bonuses due to Consolidated Artists shall be paid by TPC within thirty (30) days following TPC's receipt of an invoice from Consolidated Artists or Advantage.

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    10. MONEY LIST BONUS(ES). In addition to the Retainer Fee and the
Tournament Bonuses set forth in Paragraphs 8 and 9 above, TPC agrees to pay Consolidated Artists on behalf of Ogle the following bonuses in each Contract Year for Ogle's position on the Official Year-End PGA Tour Money List ("Money List Bonus(es)"):

    (a)  Fifty Thousand U.S. Dollars ($50,000) each time Ogle finishes in first
         (1st) place on the Official Year-End PGA Tour Money List; and

    (b) Twenty-Five Thousand U.S. Dollars ($25,000) each time Ogle finishes between second (2nd) and tenth (10th) place on the Official Year-End PGA Tour Money List; and

    (c) Fifteen Thousand U.S. Dollars ($15,000) each time Ogle finishes between eleventh (11th) and twentieth (20th) place on the Official Year-End PGA Tour Money List; and

    (d) Seven Thousand Five Hundred U.S. Dollars ($7,500) each time Ogle finishes between twenty-first (21st) and thirtieth (30th) place on the Official Year-End PGA Tour Money List; and

    (e) Five Thousand U.S. Dollars ($5,000) each time Ogle finishes between thirty-first (31st) and fortieth (40th) place on the Official Year-End PGA Tour Money List.

TPC shall pay any Money List Bonuses due to Consolidated Artists within thirty
(30) days following TPC's receipt of an invoice from Consolidated Artists or Advantage.



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      11. ROYALTY COMPENSATION FOR ENDORSED PRODUCT. In addition to the Retainer
Fee, Tournament Bonuses and Money List Bonuses set forth in Paragraphs 8, 9 and 10 above, TPC agrees to pay Consolidated Artists on behalf of Ogle royalty compensation of ten percent (10%) of the net sales of all Endorsed Products distributed or sold during the Contract Period in or to the Countries of Australia and New Zealand ("Royalty Compensation"). "Net sales" shall mean the gross invoice price billed to customers, less customary trade/quantity discounts, rebates and returns actually credited, but with no deductions of any kind. No costs incurred by TPC in the manufacture, advertisement, promotion or exploitation of any Endorsed Product shall be deducted as a cost in calculating the net sales. TPC agrees to guarantee to Consolidated Artists on behalf of Ogle a minimum Royalty Compensation of Twenty Thousand U.S. Dollars ($20,000) payable in four (4) equal installments of Five Thousand U.S. Dollars ($5,000) and due simultaneously with the Retainer Fee on or before the first (1st) day of February, May, August and November in each Contract Year.

    12. PAYMENT OF ROYALTY COMPENSATION. Within thirty (30) days of the conclusion of each three (3) month period in each Contract Year during the Contract Period, TPC agrees to deliver to Consolidated Artists and Advantage an itemized statement setting forth the actual number of all Endorsed Products distributed and sold during the preceding three (3) month period. Simultaneous with the delivery of each statement setting forth such totals, TPC

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agrees to pay Consolidated Artists the appropriate Royalty Compensation in excess of the $5,000 quarterly payment set forth in Paragraph 10 above, due on the sales of the Endorsed Product for the period covered by such statement.

    13. ACCOUNTING FOR ROYALTY COMPENSATION. TPC agrees that it shall keep accurate and complete books and records showing all Endorsed Products manufactured, distributed and sold. Consolidated Artists and Advantage, at Consolidated Artists' expense, shall have the right during the Contract Period and until two (2) years after the termination of this Agreement to inspect and make copies of the books and records of TPC insofar as they relate to the computation of royalty payments due and owing to Consolidated Artists hereunder.

    14. PAYMENTS TO CONSOLIDATED ARTISTS. All payments to be made to Consolidated Artists pursuant to the terms hereof shall be made by wire transfer in U.S. Dollars to the following account:

    Account Name:  Advantage International Escrow Fund
    Account #:     20068160-13
    ABA #:         054001547
    Bank Name:     Franklin National Bank of Washington
    Address:       1722 Eye Street
                   Washington, D.C. 20006
                   U.S.A.
    Re:            Consolidated Artists

    15. MINIMUM PLAY REQUIREMENT. TPC shall have the right to prorate the Retainer Fee due Consolidated Artists upon fourteen (14) days written notice to Consolidated Artists or Advantage in the event Ogle fails to play a minimum of seventeen (17) U.S. PGA



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Tour Events and the British Open in each Contract Year during the Contract
Period.

    16. TIME OF THE ESSENCE. TPC acknowledges that time is of the essence in the payment of all compensation due Consolidated Artists hereunder. For the purposes of this Agreement, all payments not received within thirty (30) days of the date due shall be deemed "past due". Such past due payments shall bear interest at a rate of two percent (2%) per month OR the maximum rate permissible by law, whichever is less. The imposition of interest provided for in this Paragraph shall be in addition to any other remedies available to Consolidated Artists under this Agreement or otherwise. Accordingly, Consolidated Artists shall not be precluded from exercising any other remedies, whether at law or in equity, to enforce the terms of this Agreement.

    17. SPECIAL RIGHT OF NEGOTIATION AND TERMINATION. If at any time during the Contract Period Ogle determines that he no longer desires to use the Endorsed Product Consolidated Artists shall so notify TPC in writing and the parties shall meet and negotiate in good faith an amicable solution. Such discussion shall take place within fourteen (14) days of Consolidated Artists' notice and shall include such issues as Ogle's continued use of the Endorsed Product, the continued use of the Ogle Endorsement and the termination of this Agreement. If no solution is reached within fourteen (14) days of such negotiation, the parties agree that this Agreement shall automatically terminate and that TPC will cease



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using the Ogle Endorsement, the name "Brett Ogle," or any facsimile thereof, for any promotional or advertising purposes in accordance with the terms set forth in Paragraph 5 above. In addition, TPC agrees that Consolidated Artists shall be entitled to the Retainer Fee prorated to the effective date of termination as well any Tournament Bonuses, Money List Bonuses and any Royalty Compensation earned by Consolidated Artists prior to the effective date of termination.

    18. PRODUCTS FOR OGLE'S USE. During the Contract Period, TPC shall supply Consolidated Artists, at no charge, with such quantities of the Endorsed Product as Consolidated Artists may reasonably request for Ogle's use and the personal use of Ogle's immediate family. In addition, TPC shall supply Consolidated Artists at normal wholesale price with such quantities of the Endorsed Product as Ogle may reasonably request for gifts to others.

    19. PROTECTING THE OGLE ENDORSEMENT. TPC and Consolidated Artists agree that they will take all necessary steps during the Contract Period and thereafter to protect the Ogle Endorsement, the name "Brett Ogle" or any facsimile thereof in connection with the advertisement, promotion, distribution and sale of the Endorsed Product.

    20. TERM OF AGREEMENT. The term of this Agreement shall commence January 1, 1996, and shall continue for a period of three (3) years, concluding December 31, 1998.

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    21. SPECIAL RIGHT OF TERMINATION BY CONSOLIDATED ARTISTS. Consolidated
Artists shall have the right to terminate this Agreement upon thirty (30) days prior written notice to TPC in the event of the occurrence of any of the following contingencies:

    (a) If TPC is adjudicated as insolvent, declares bankruptcy or fails to continue its business of selling the Endorsed Product; or

    (b) If TPC fails to make payment to Consolidated Artists of any sums due pursuant to this Agreement within thirty (30) days following the date such payment is due hereunder, provided that TPC is notified in writing of such nonpayment by Consolidated Artists or Advantage and such payment is not made within ten (10) days following such notification.

TPC agrees that such termination shall not relieve it of its obligation to pay Consolidated Artists all compensation contemplated hereunder. Accordingly, Consolidated Artists shall not waive any of its rights at law or in equity.

    22. SPECIAL RIGHT OF TERMINATION BY TPC. TPC shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Consolidated Artists or Advantage in the event of the occurrence of any of the following contingencies:

    (a)  In the event of 0gle's death during the Contract Period; or

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    (b)  In the event Ogle is convicted of a felony involving moral turpitude.

In the event of such termination above, the parties agree that the Retainer Fee due Consolidated Artists shall be prorated to the effective date of termination. Furthermore, TPC agrees that any Tournament Bonuses, Money List Bonuses and any Royalty Compensation earned by Ogle prior to the effective date of termination shall be paid in full within thirty (30) days of such effective date of termination.

    23. INDEMNITY. TPC agrees to protect, indemnify and hold harmless Consolidated Artists and Ogle from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including attorneys' fees, arising out of, or in any way connected with, any claim or action which arises from the use of the Endorsed Product, the use of the Ogle Endorsement, or the performance of Consolidated Artists' and Ogle's obligations hereunder.

    24. WAIVER. The failure of TPC or Consolidated Artists at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof and either may at any time demand strict and complete performance by the other of said terms, covenants and conditions.

    25. ASSIGNMENT. Neither TPC nor Consolidated Artists shall have any right to grant sublicenses hereunder or to otherwise

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assign, transfer, alienate, encumber or hypothecate any of its rights or obligations hereunder without the express prior written consent of the other party, except that Consolidated Artists shall have the right to assign the financial benefits hereof and TPC hereby consents to such assignment.

    26. NOTICES. All notices required hereunder shall be sent by telefax, overnight mail or first class mail, return receipt requested, as appropriate, to the parties at the following addresses:

    TPC                  Mr. Fred A. Hochman
                         President
                         Teardrop Putter Corporation
                         207 WatersEdge, Shelter Cove
                         Hilton Head Island, South Carolina 29928

    Consolidated         Consolidated Artists, Inc.
    Artists              Sommerville House
                         Phillips Street
                         St. Helier
                         Jersey JE1 1DE
                         Channel Islands
                         British Isles

    cc:                  Advantage International Management, Inc.
                         1751 Pinnacle Drive
                         Suite 1500
                         McLean, Virginia 22102
                         Attention:  Mr. Peter Roisman

Advantage and TPC shall promptly notify each other in writing of any change of address.

    27. EMPLOYER/EMPLOYEE RELATIONSHIP. Nothing contained in this Agreement shall be construed as establishing an employer/employee relationship between TPC and Consolidated Artists. Accordingly, there shall be no withholding for tax

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purposes from any payments due hereunder to Consolidated Artists by TPC.

    28. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts entered into and wholly to be performed within the Commonwealth of Virginia and, in the event of any litigation arising out of this Agreement, venue shall be the Commonwealth of Virginia. Should Consolidated Artists be required to institute litigation due to TPC's breach of any terms of this Agreement, all costs of such litigation, including reasonable attorneys' fees, shall be borne by TPC.

    29. SIGNIFICANCE OF HEADINGS. Paragraph headings contained hereunder are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though such paragraph headings had been omitted.

    30. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between Consolidated Artists and TPC, and cannot be altered or modified except by an agreement in writing signed by both parties. Upon its execution, this Agreement shall supersede all prior negotiations, understandings and agreements, whether oral or written, and such prior agreements shall thereupon be null and void and without further legal effect.

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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.



                                       TEARDROP PUTTER CORPORATION


Date:  2-27-96                         BY: /s/ Brian R. Hochman
    --------------------                  --------------------------------
                                           Brian R. Hochman
                                           President


                                       CONSOLIDATED ARTISTS, INC.



Date:  10-4-96                    By: /s/ M. M. Murray
    --------------------                  --------------------------------
                                       Its: Ass Secretary
                                           -------------------------------

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                                       GUARANTY

    I, the undersigned, Brett Ogle, do hereby acknowledge that I have read the foregoing Agreement between Teardrop Putter Corporation ("TPC") and Consolidated Artists, Inc. ("Consolidated Artists") and am aware of the terms thereof. In this connection, I agree that I will be bound by the terms and conditions of such Agreement and that I will be entitled to the rights and benefits set forth therein, as fully as if I have been a party to such Agreement. Furthermore, in consideration of the mutual covenants and conditions and as a material inducement to TPC to enter into said Agreement with Consolidated Artists, I do hereby guarantee the performance of said Agreement by Consolidated Artists. This guaranty shall only be effective upon the execution of the Agreement by Consolidated Artists.

DATE:  3/28/96                         /s/ Brett Ogle
    --------------------               -----------------------------------
                                       BRETT OGLE